                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                            RANGER GOVERNANCE, LTD.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                               EXPLANATORY NOTE

     Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.



Table of Contents
-----------------

     Ranger press release, dated as of August 1, 2001..........   Item 1

     Ranger press release, # 2, dated as of August 1, 2001.....   Item 2

     Ranger press release, # 3, dated as of August 1, 2001.....   Item 3

     Ranger white paper, dated as of August 1, 2001............   Item 4

Content of Item 1 - 4
---------------------

For Immediate Release
---------------------


                         STATEMENT OF RANGER GOVERNANCE

Dallas, Texas, August 1, 2001 - Ranger Governance, Ltd. today issued the following statement in response to Computer Associates' response to Ranger's counterclaims:

"Ranger Governance holds CA's shareholders' interests in the highest regard. In fact, the very reason Ranger Governance began this proxy solicitation was to improve shareholder value at Computer Associates.

"We believe that what works against shareholders' interests is CA's not acknowledging the Company's customer dissatisfaction problems that are well documented in the marketplace and confirmed by their own study.

"We believe CA is playing games with their survey and trying to have it both ways. Despite their protestations that this survey is `not secret research,' we believe they want to continue to hide the survey and are afraid to stand before their shareholders and admit that they have significant levels of dissatisfaction among their largest customers. So instead of admitting this significant customer relations issue to their shareholders, they are falsely claiming that revealing the study would have a substantial adverse effect on the Company.

The bottom line is that if Mr. Wang and Mr. Kumar really believe that the disclosure of this survey would damage the Company, they would have already had their lawyers in court seeking to prevent its disclosure as they are obligated to do as the current stewards of CA. We believe that any such marketing survey is only a diagnosis - and not a cure - for what ails the Company.

"We believe this is a case of top managers trying to cover up material facts that owners need to know to make an informed choice between these two Boards on August 29.

"We believe the real issue is which slate of nominees has a plan that will fix CA's customer dissatisfaction problems and get the Company growing. We contend the Ranger Plan is about creating value for owners by changing CA's structure and culture so that both employees and customers are treated with dignity and respect. We are confident that once shareholders take a look at our comprehensive plan for growth they will realize that the election of the Ranger nominees on August 29th is the right choice for CA."

About Ranger Governance, Ltd.

Ranger Governance is a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, and an affiliate of Ranger Capital Group, a multi-manager investment fund also based in Dallas. On July 27, 2001, Ranger Governance filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates and has mailed copies to stockholders. Ranger is proposing a comprehensive restructuring plan which it believes will maximize shareholder value, position Computer Associates for future growth, and dramatically improve its relations with customers, employees and investors. Ranger urges stockholders to read its proxy statement because it contains important information. More information about Ranger Governance and copies of its definitive proxy statement are available at www.rangergov.com. Copies of Ranger's definitive proxy statement and other Ranger soliciting materials are also available at the Securities and Exchange Commission's website at www.sec.gov.


Contact:

     Media:                                               Investors:
     Dan Katcher/Joele Frank
     Joele Frank, Wilkinson Brimmer Katcher               Morrow & Co., Inc.
     (212) 355-4449                                       (212) 754-8000


                                       ###

For Immediate Release
---------------------

             RANGER GOVERNANCE OUTLINES PLAN FOR COMPUTER ASSOCIATES

                        Ranger Calls for Good Governance,
          Good Management and Enhanced Shareholder Value Through Growth

Dallas, Texas, August 1, 2001 - Ranger Governance, Ltd. today announced that it has published "The Ranger Governance Plan for Computer Associates." This plan, Ranger believes, will enhance value and install accountability at Computer Associates (NYSE: CA). Ranger has nominated a slate of ten directors for election at the Computer Associates annual meeting on Wednesday, August 29th.

Sam Wyly, manager of Ranger Governance, said, "The Ranger Plan is about creating value for owners by changing CA's structure and culture so that both employees and customers are treated with dignity and respect. We believe this will radically change the world's fourth largest software company from an enterprise which is not growing to one enjoying healthy growth. Computer Associates' shareholders have, for too long, been given no alternative to the current board of directors. Ranger is now offering shareholders a clear choice on how their company will be managed."

The Ranger plan focuses on improving CA in three major areas:

     Governance
     Ranger is committed to providing CA with a strong, independent Board and exemplary governance practices. Ranger's candidates have, in combination, deep information industry knowledge, governance experience, and entrepreneurial success. If its nominees are elected, the Ranger Board will eliminate Computer Associates' poison pill, and will match manager pay with manager performance.

     Management
     Ranger intends to establish four business units, each headed by a world class CEO. The four independent business units are: Storage Management, Security Management, Network Management and Knowledge Management. Each unit will be benchmarked against comparable companies and each group's financial results will be reported on a quarterly basis.

                                     -more-

     Shareholder Value
     Of the top ten companies included in the Standard & Poor's Computer Software and Services Index, Computer Associates ranks last on price/cash flow and price/book ratios and next to last on price/revenue ratios as of June 30, 2001. Ranger believes this is a market judgment on CA's lack of ability to achieve healthy growth with its present structure, culture and method of operation. Ranger believes that market segment focus - when combined with its plan to achieve incremental growth and an improved balance sheet - could significantly improve these ratios and shareholder value.

Ranger believes that significant enhancement of shareholder value cannot and will not be achieved without fundamentally changing the Company's existing management and its policies. This plan demonstrates the nature of the changes Ranger proposes and provides insight into its plan so shareholders can more appropriately evaluate the Ranger approach.

Sam Wyly added, "We believe Ranger is uniquely able to hit the ground running on behalf of the owners of CA and to implement our comprehensive plan for growth. That's why we have outlined the action steps Ranger would take to rapidly improve the management of CA during the first 100 days following the certified election of the Ranger nominees."

                    CONFERENCE CALL AND AUDIOCAST INFORMATION

Ranger will present its plan to investors via teleconference on Wednesday, August 1, 2001 at 10:30 a.m. EDT. Domestic callers may participate by dialing
(888) 489-9487. International callers may dial (212) 346-6599. Callers should dial in at least 15 minutes before the call is scheduled to begin and ask to be connected to the Ranger Governance conference call. A live listen-only audiocast of the teleconference along with the slide presentation will be available on the Ranger website at www.rangergov.com. Real Network's Real Player or Microsoft Media Player is required to access the audiocast and can be downloaded from www.real.com or www.microsoft.com.
                -----------------
                                     -more-

About Ranger Governance, Ltd.

Ranger Governance is a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, and an affiliate of Ranger Capital Group, a multi-manager investment fund also based in Dallas. On July 27, 2001, Ranger Governance filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates and has mailed copies to stockholders. Ranger is proposing a comprehensive restructuring plan which it believes will maximize shareholder value, position Computer Associates for future growth, and dramatically improve its relations with customers, employees and investors. Ranger urges stockholders to read its proxy statement because it contains important information. More information about Ranger Governance and copies of its definitive proxy statement are available at www.rangergov.com. Copies of Ranger's definitive proxy statement and other Ranger soliciting materials are also available at the Securities and Exchange Commission's website at www.sec.gov.

Contact:

     Media:                                              Investors:
     Dan Katcher/Joele Frank
     Joele Frank, Wilkinson Brimmer Katcher              Morrow & Co., Inc.
     (212) 355-4449                                      (212) 754-8000



The full text of the "The Ranger Governance Plan for Computer Associates" follows:

For Immediate Release
---------------------

              RANGER GOVERNANCE ANNOUNCES INVESTOR CONFERENCE CALL
                   TO OUTLINE ITS PLAN FOR COMPUTER ASSOCIATES

          Presentation to be Webcast on the Ranger Governance Website:
                                www.rangergov.com

Dallas, Texas, August 1, 2001 - Ranger Governance, Ltd. will hold an investor conference call at 10:30 a.m. EDT today to discuss "The Ranger Governance Plan for Computer Associates," a plan that it believes will enhance value and install accountability to Computer Associates (NYSE: CA).

Callers may participate in the investor conference call by dialing the following numbers:

Domestic callers: (888) 489-9487
International callers: (212) 346-6599

Callers should dial in at least 15 minutes before the call is scheduled to begin and ask to be connected to the Ranger Governance conference call.

A live listen-only audiocast of the teleconference along with the slide presentation will be available on the Ranger website at www.rangergov.com. Real Network's Real Player or Microsoft Media Player is required to access the audiocast and can be downloaded from www.real.com or www.microsoft.com.

About Ranger Governance, Ltd.

Ranger Governance is a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, and an affiliate of Ranger Capital Group, a multi-manager investment fund also based in Dallas. On July 27, 2001, Ranger Governance filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates and has mailed copies to stockholders. Ranger is proposing a comprehensive restructuring plan which it believes will maximize shareholder value, position Computer Associates for future growth, and dramatically improve its relations with customers, employees and investors. Ranger urges stockholders to read its proxy statement because it contains important information. More information about Ranger Governance and copies of its definitive proxy statement are available at www.rangergov.com. Copies of Ranger's definitive proxy statement and other Ranger soliciting materials are also available at the Securities and Exchange Commission's website at www.sec.gov.

Contact:

        Media:                                       Investors:
        Dan Katcher/Joele Frank
        Joele Frank, Wilkinson Brimmer Katcher       Morrow & Co., Inc.
        (212) 355-4449                               (212) 754-8000

                                     # # #

                          THE RANGER GOVERNANCE PLAN

                            FOR COMPUTER ASSOCIATES






                                                         Prepared by:
                                                         Ranger Governance, Ltd.
                                                         August 2001

                    THE RANGER PLAN FOR COMPUTER ASSOCIATES

                               TABLE OF CONTENTS

I.     Executive Overview .........................................................   2
II.    Governance .................................................................   2
III.   Organization ...............................................................   3
       a.  Management .............................................................   3
       b.  Special Services .......................................................   4
       c.  Product Focus ..........................................................   4
       d.  Sales ..................................................................   5
       e.  Customer Support .......................................................   6
       f.  Professional Services ..................................................   6
       g.  Finance and Administration .............................................   7
       h.  Employee Relations .....................................................   7
IV.    Enhanced Value for Shareholders ............................................   8
       a.  Investor Relations .....................................................   8
       b.  Balance Sheet ..........................................................   8
       c.  Sum of the Parts .......................................................   9
V.     Conclusion .................................................................   9

    APPENDICES:
       Appendix A:  Corporate Governance Charter .................................   10
       Appendix B:  Plan for the First 100 Days ..................................   12

                    THE RANGER PLAN FOR COMPUTER ASSOCIATES

I.    Executive Overview

    The Ranger plan for Computer Associates has three major themes:

    . Governance: Independent and Informed - Ranger is committed to providing Computer Associates with a strong, independent Board of Directors and exemplary corporate governance practices. Ranger's candidates have, in combination, deep information industry knowledge, governance experience, and financial expertise.

    . Management: Innovative vs. Centralized - Ranger intends to establish four business units, each headed by a world class CEO. The four independent business units are: Storage Management, Security Management, Network Management and Knowledge Management. Each unit will be benchmarked against the appropriate comparable companies.

    . Shareholder Value: Performance vs. pro forma - Of the top ten companies included in the Standard and Poor's Computer Software and Services Index, Computer Associates ranks last on price/cash flow and price/book ratios and next to last on price/revenue ratios as of June 30, 2001. Ranger believes that market segment focus when combined with its plan to achieve incremental growth and an improved balance sheet could significantly improve these ratios and shareholder value.

    Ranger believes that significant enhancement of shareholder value cannot and will not be achieved without fundamentally changing Computer Associates' existing management and its policies. This plan demonstrates the nature of the changes Ranger proposes and provides insight into Ranger's plan so shareholders can more appropriately evaluate Ranger's approach for themselves.

II.   Governance: Independent and Informed
--

    Ranger Governance is committed to basic principles of good corporate governance, which have been reviewed and are supported by the Ranger nominees (see Appendix A: The Ranger Corporate Governance Charter). Specifically, Ranger believes that in order to best serve the Company and its shareholders in the discharge of its fiduciary duty, the Board of Directors must be composed of highly competent individuals of diverse capabilities and qualifications who are committed to the active oversight of management. The directors must act as diligent agents of the shareholders and must be dedicated to the optimization of shareholder value.

     If its nominees are elected, the Ranger Board intends to undertake a review of Computer Associates' corporate affairs and consider governance issues of a more specific nature. If its nominees are elected, the Ranger Board will eliminate Computer Associates' poison pill and repricing of options.

     Ranger believes that governance of Computer Associates under the leadership of its Directors and under these principles will embody the best corporate practices for the Company going forward.

III.  Organization

        a.   Management: Innovative vs. Centralized
        -------------------------------------------
     Ranger believes the best way to drive profitability and growth with Computer Associates' diverse group of 1200 products is to focus sales, marketing, development and service resources around focused business units for each major segment of Computer Associates' broad range of product offerings. To that end, Ranger advocates establishing four business units, each headed by a world-class Chief Executive Officer with the authority and resources necessary to achieve success. Each of these business units will be directly responsible and accountable, through that CEO, to the Computer Associates Board of Directors. Ranger believes that this decentralized management structure will be better able to cope with the demands for quick action, nimble decision-making and creative development than Computer Associates' existing structure.

     The four business units - Storage Management, Security Management, Network Management and Knowledge Management - reflect logical groupings of product capability and customer demands. This proposed realignment under the Computer Associates umbrella is intended to preserve those synergies between the business units that contribute value to the Company. In fact, Computer Associates' recent announcement to brand four product groups is a tentative, but insufficient, step in the very direction advocated by Ranger.

     Ranger expects that full implementation of the Ranger strategy for four separately organized profit centers will result in renewed growth and profitability at Computer Associates. Ranger envisions that each of these business units will produce separate income statements, balance sheet and cash flow information, and that summaries of such information will be made available to the investing public following the conclusion of each quarter.

     Ranger envisions that the teams managing each of these four business units will be composed primarily of existing Computer Associates employees who are very talented and well qualified for these tasks but who simply have yet to be given the authority and responsibility to build these businesses. In addition, some managers are expected to be hired from outside of Computer Associates to accelerate change. Ranger believes, if its nominees are elected, it can have a world-class management team in place within 100 days of a certified favorable vote by the shareholders of Computer Associates.

     Appendix B outlines the steps Ranger would take immediately following the certified election of the Ranger nominees.

        b.   Special Services: Company-Wide Functions
        ---------------------------------------------

     Ranger intends that the Knowledge Management business unit will serve dual functions. In addition to focusing on existing database, application development, information retrieval and other products, it is intended to house those Company-wide operations that will continue to be centralized. These common corporate functions will be shared across all business units to maximize efficiency. Examples of these shared resources include corporate finance, external reporting, legal and an elite national account sales organization. Initially it is also expected to host the international sales and support organization until those functions can be transferred to the appropriate business units. We envision this will require twelve to eighteen months.

        c.   Product Focus: Best of Breed vs. Ubiquity
        ----------------------------------------------
     Ranger expects that autonomy will allow renewed focus on marketing, development and support resources for each of the units. We believe that the conceptualization and initial architecture of innovative software products happens best with small, flexible teams that are structured to be rapidly responsive to changing customer needs. Ranger also believes that the construction of innovative new products will also be more effectively handled through programming resources dedicated to specific product areas - and that this has been proven by countless entrepreneurs and internal "skunk works" teams housed within many large, sophisticated companies such as Hewlett-Packard, General Electric and Texas Instruments.

     Our plan contemplates that development organizations that allow and encourage advantageous product interfaces to exist among the breadth of the Computer Associates offerings will be used. In addition, we expect to use open programming standards such as XML and J2EE and open our own proprietary systems through interfaces where appropriate. It should also continue to promote the concept of Unicenter at a higher level of abstraction - enabling components to be utilized within an overarching control structure - in all business units. For example, storage management products can interface with Unicenter, thus extending the Unicenter focus on enterprise management. This inter-operation will allow, but not require, the sales organization to cross sell products as well as offer more new products to new clients.

     Ranger intends to implement a program of internal royalties payable to the development team members, rewarding their commitment and incentivising the development of world-class software. We believe that such a program would allow the marketplace to reward superior development activity, will involve the developer in the sales cycle and will improve employee loyalty and longevity.

     Finally, Ranger believes there are numerous niche market acquisitions of specific products and key technologies that could be rapidly and effectively executed with smaller units focusing on product specialties, particularly given the lack of a viable exit strategy for many venture-backed software companies in the current market. Ranger expects accelerated revenue growth and product development through strategic acquisitions to be a significant benefit of its business unit focus. We see a significant opportunity for growth made available with the recent stock market crash, an opportunity which cannot be accessed by Computer Associates with its present structure and present culture.

        d.   Sales: Customer Focused vs. Contract Focused
        -------------------------------------------------

     As in the case of product development, Ranger believes that focused teams of sales people and sales engineers dedicated to specific products can more effectively assess customer needs and respond to those needs through delivery of software. Simply put: we think that Ranger's team-based approach will enable the Company to better solve a customer's problems and do so at an accelerated pace.

     Within this team structure, the sales organization will be able to pursue new product sales to both existing and new customers. Ranger expects significant sales acceleration due to this approach. One of Kumar's objections to the Ranger plan is that separate business units require customers to deal with more than one point of contact. Ranger believes that buyers of software want to deal with sales people specifically trained to help solve their product needs and that anecdotal evidence based on years of experience in the software business make that clear.

     To allow customers who wish to have a single point of contact for contracting purposes, Ranger intends to create an elite national account organization with the ability to tap into the expertise of each of the four business units. This special group of sales people will work with the customer to efficiently navigate through the buying process while the business units will focus on the customer's technology requirements. These sales people will be specially trained and selected for their ability to deal at the CEO, CFO, CIO and other senior executive levels, solving what Ranger believes is a significant issue for customers today. As discussed above, we expect this organization to be included in the Knowledge Management Group business unit. To repeat, we believe strongly that this will facilitate cross selling, where cross selling is appropriate.

     Ranger believes that the product focus in the international sales channel is as important as it is in the USA. Accordingly, Ranger supports reorganizing over time the existing international sales organization to become a part of the four independent business units. To assure that appropriate development resources are applied to international needs, Ranger envisions that the international organizations will pay royalties to the development organizations as discussed above. The international sales and support organization will initially be managed by the Knowledge Management business unit. This will leave the existing structure in place until the business units can effectively absorb their international operations.

        e.   Customer Support
        ---------------------

     Ranger believes that autonomous business units provide an excellent opportunity to improve customer support by moving the Company closer to its customers and their specific, and rapidly evolving, needs. Customers who require assistance with product installation, implementation, education and problem resolution must be able to interact with experienced representatives who understand both the customers' business problems as well as the correct use of products to address those problems. Ranger believes that in-depth product knowledge is critical to assure that customers have excellent experience with customer support. Ranger expects that that Computer Associates would compensate its support staff based on a formula that includes customer satisfaction - a subjective measure - and customer retention - an objective measure.

     Automation of key shared business processes is particularly important to the customer support function. A customer support system that is common to the operating business units will allow customer support staff to provide seamless interaction and will efficiently capture and maintain critical customer information. Ranger anticipates that such a system will be built utilizing existing Computer Associates technology and be accessible by the customer work groups -- thus enhancing efficiencies.

     Customer support must work closely with the development organizations in order to be up-to-date with respect to the products being delivered to the field. In critical situations the support staff must have access to development personnel in order to react properly. The establishment of distinct business units will, we believe, allow the Company's support team to be more responsive and effective by aligning all business unit functions.

         f.   Professional Services
         --------------------------

     For customers to realize the full value of acquired software, Ranger believes that successful implementation, not simply installation, is necessary in all the appropriate areas of an enterprise. This effort consists of planning, installation, application and process integration, product training and follow up. The general approach is to do this in a phased manner with required resources selected from outside service providers, from the supplying vendor or from within the enterprise. This task is often one that is carried out, in the case of Computer Associates products, by business partners.

     Ranger believes that Computer Associates business partners are valuable to this part of the operation and will initiate enhanced efforts to promote programs that offer these services to Computer Associates customers. Additionally, we believe it is appropriate to serve the customers with Computer Associates resources that carry expertise in the Computer Associates products, including all of the implementation steps outlined above.

     Ranger expects to promote the development of appropriate professional services within each business unit. These services will be limited to only those that relate directly to Computer Associates products, not those focused on providing strategic planning or other general business consulting. We expect that this will avoid channel conflict with the Company's systems integration partners, thus encouraging these partners to recommend and refer Computer Associates' products to their customers.

        g.   Finance and Administration
        -------------------------------

     Ranger believes that each administrative department must be significantly involved in pursuit of business unit goals. Ranger further believes that its plan for Computer Associates will enhance identification of administrative personnel with their respective operating units. Ranger's plan contemplates that only high quality professionals, dedicated to support the business, will be employed, and that other departments will rate the performance of the administrative organization, at least once per year. Close coordination will be maintained among the finance and administration departments of each business unit.

     Ranger believes that smaller is better in the case of the administrative organizations in each business unit. This approach should allow for tighter supervision of administrative functions by the related operating executives and minimization of bureaucratic delays. Computer Associates' management has charged that Ranger's plan would increase overhead costs. Ranger expects no immediate increase and that finance and administration expenses will decline as a percentage of sales, over time, as revenue growth accelerates.

     Finally, Ranger recognizes that certain common administration and finance functions - such as benefits administration, facilities management, external reporting, tax compliance, and banking relationships - are best accomplished on a centralized basis. Ranger intends that these functions would be most efficiently handled by the special services organization of the Knowledge Management Group.

        h.   Employee Relations: Nurtured vs. Neglected
        -----------------------------------------------

     Ranger believes that the key to any good Company, and especially a Company competing with leading edge technology, is the establishment of a Company environment which states clear objectives for its employees, provides constructive feed-back with respect to both the Company's and the employees' attainment of those objectives, and encourages employee input across all levels.

     Ranger believes that its proposal to reorganize the Company into separate business units provides the starting point for enhanced team building among employees. The construction of the annual strategic plans will be a "bottom up" process coupled with a "top down " review that will involve all levels of employees. The annual plan for each of these units will be reviewed appropriately with all employees prior to its adoption. We believe that each employee will understand the role he or she plays in attaining plan objectives.

     Ranger expects that an "open door" management policy will serve to further ensure that fair treatment of employees and that employee suggestions are given due consideration. We believe that empowering employees will enable Computer Associates to move all aspects of the business closer to the customer and promote rapid growth of the Company. We intend that performance versus plan will be reviewed with all employees no less frequently than once each quarter.

     We expect that employees will be rewarded in at least four ways. First, they will see clearly where their efforts impact the Company. Second, they will participate in active discussions with all levels of management to assure their ideas are heard. Third, they will be compensated with a profit sharing plan directly related to performance of their business unit versus plan. Finally, employees will be compensated through stock options and a stock purchase plan to further align their interests with other shareholders.

     In addition, Ranger intends for Computer Associates to offer consistent employee benefits across the four business units and intends for Computer Associates to maintain existing benefit programs except where these programs can be improved.

IV.  Enhanced Value For Shareholders
--

        a.   Investor Relations: Performance vs. pro forma
        --------------------------------------------------

     Ranger believes candid and open communication consistent with appropriate regulations is the cornerstone of good investor relations.

     Within 100 days of certification of its proposed slate of directors, Ranger expects that Computer Associates will establish clear metrics for each of the four business units. These metrics - including revenue, operating profit and customer statistics for each unit - will be made available to the Company's investors and included in segment information in each of the Company's quarterly financial reports.

     Additionally, Ranger intends that senior managers will be available to answer investors' concerns to the maximum extent permitted under the applicable securities laws. The Board's Audit Committee is intended to have independent resources available, as appropriate, to help it understand investor concerns without management filters. The Audit Committee will ensure that the full Board has a candid assessment of our investors' view of the Company and that significant issues are addressed quickly, openly and clearly.

        b.   Balance Sheet: Stable vs. Leveraged
        ----------------------------------------

     Ranger believes that a strong balance sheet is necessary to enhance investor confidence and to provide the foundation for the growth of Computer Associates. With a working capital ratio of only .85, and debt as a percentage of equity of more than 76 percent based upon Company information provided as of June 30, 2001, Computer Associates is one of the more highly leveraged of the major software companies. Under new management, Ranger expects that Computer Associates will aggressively pursue debt reduction and improved balance sheet strength while continuing to enhance shareholder value through the following steps:

        1. Establish specific cash flow and day sales in receivables objectives for each of the four major business units. Computer Associates' current practice of recording long term receivables outside of an annual cycle will be curtailed significantly - if not stopped completely. Ranger believes that revenue growth in conjunction with improved days sales in receivables can provide for significant near term debt reduction.

        2. Execute its year old strategy of realizing value from selected business units. Computer Associates has established strategic business units for several of its application software businesses as well as a separate business unit dedicated to Applications Services Providers and hosting providers. To the extent these units consume cash (a fact Ranger cannot verify as existing management does not report results for these business units separately), Computer Associates should end this practice as soon as possible.

        3. Consider whether, in three years or less, one or more of the newly established business units could be partly sold to the public with residual spin off to Computer Associates shareholders. This might be undertaken if it would generate cash for debt reduction or acquisition, and more importantly, let Computer Associates owners directly own and enjoy higher valuations from the fastest growing businesses. Ranger does not intend to establish tracking stocks for these business units.

        c.   Sum of the Parts
        ---------------------

     Ranger believes that the investment community, once it understands the individual strengths and significant growth potential of each of these business units, may seek to value the sum of each of the pieces of Computer Associates when valuing the whole Company. To the extent each segment performs well versus its peers, then Computer Associates shareholders may expect their Company to be valued more highly.

V.   Conclusion

     The Ranger Plan is all about creating value for Computer Associates owners, as well as treating employees and customers with dignity and respect. Ranger believes that its program of corporate governance by an independent Board of Directors coupled with its plan to establish business units focused around significant systems software markets can substantially increase shareholder value.

                                  APPENDIX A
                                  ----------

                            RANGER GOVERNANCE, LTD.
                            -----------------------

                         CORPORATE GOVERNANCE CHARTER

                                  Commitment
                                  ----------

Ranger is committed to providing Computer Associates with a strong, qualified, independent Board of Directors and exemplary corporate governance practices. Ranger's candidates have, in combination, deep information industry knowledge, governance experience and management expertise. Ranger firmly believes that the new Computer Associates Board will:

     . Be accountable to shareholders and dedicated to shareholder value creation;

     . Support whatever actions are required to grow the Company, improve financial performance and build trust and credibility with investors, customers, and employees, and improve performance;

     . Oversee and support decentralizing the Computer Associates organization and consolidating and streamlining operations, as required; and

     . Be dedicated to creating an entrepreneurial culture throughout the Company so that Computer Associates can attract and retain the top industry talent necessary to achieve strong growth.

                            Statement of Principles
                            -----------------------

The members of the Computer Associates Board will be responsible for its activities in directing the management of the Company. Specific future actions will depend on the exercise by the members of their judgment in light of prevailing circumstances and their fiduciary responsibilities to owners. Each Ranger candidate has pledged to observe the highest standards in discharging his or her fiduciary responsibilities for the benefit of all Computer Associates shareholders. Ranger is committed to support the following corporate governance principles, however, and believes that each of its candidates shares its commitment to the values on which they are based.

     . Ranger has nominated ten candidates, the current size of the Computer Associates Board. Subject to temporary vacancies and to review based on future operations, the size of the Computer Associates Board will be maintained at 10 to 12 directors, enough to ensure substantial expertise while encouraging full engagement by each director.

     . Directors will be highly qualified, with shared competence and diverse capabilities, and will act as the agents of the shareholders in overseeing management.

     .    Initially, the Computer Associates Board will have four committees:

          -    Audit

          -    Human Resources and Compensation

          -    Product Development and Acquisition

          -    Governance and Nominating

     . There will be no executive committee. The committees will be comprised solely of independent directors who have no business ties to Computer Associates other than through their services as board members. The Computer Associates Board will review the role and effectiveness of its committees annually and make any changes necessary. Each committee will have independent resources as appropriate to carry out its duties.

     . Director compensation will be equity-based, with no fringe benefits. Equity interests will be subject to a vesting schedule to insure continued dedication to the Company's affairs.

     . There will be guidelines for stock ownership by directors and a timetable by which targeted levels of ownership are to be accomplished.

     . The Computer Associates Board will use equity-based compensation extensively to align Computer Associates managers' and employees' interests with those of shareholders; executive compensation will be tied closely to Computer Associates' financial performance and shareholder value.

     . The Computer Associates Board will ensure that shareholders' ownership interests are not excessively diluted as a result of the use of equity-based compensation. No Board, CEO, or top manager options will be repriced. Any repricing of a Board list of employee options will be in the form of a lesser number of shares at a lower price.

     .    The Computer Associates Board will cancel the Company's poison pill.

     . The Computer Associates Board will be actively engaged in the governance of the Company through the following practices:

          -    Development and ownership of the Board's meeting agendas;

          - Participation in determining Computer Associates' strategy, structure, operating style, and corporate culture;

          - Appointment, evaluation, and, when necessary, removal of top management; and

          - Careful attention to the quality of financial reporting, accounting practices, and internal controls.

 .    The Governance Committee will establish policies and practices for the
     Board, covering such matters as meeting frequency, executive sessions, Board evaluation and director effectiveness, mandatory retirement age, and the director nomination and removal process.

                                  APPENDIX B

                            RANGER GOVERNANCE, LTD.
                            -----------------------

                          PLAN FOR THE FIRST 100 DAYS

     The Ranger plan for accomplishing the realignment of Computer Associates will be the focus of the first 100 days following the certified election of the Ranger Board. The basic elements of these efforts include:

     Introductory Announcements

     Ranger believes it is vital that the Company's important stakeholders be properly introduced to changes. Conversations with employees, customers, channel partners and other stakeholders will take place through a variety of communication vehicles. A particular focus of these efforts will be on current Computer Associates employees - especially Computer Associates managers and sales and technical professionals.

     Communications

     First, an initial series of meetings will be held with employees both in groups and individually in all major offices throughout the world. This will take place as a part of the "Data Gathering" phase. These sessions will allow employees to understand the planning process, provide participation in planning teams and allow direct interaction with a broad group of employees. Second, as a part of the "Plan Launch" phase, another round of sessions in offices throughout the Company will take place. The purpose is to maintain closeness, to monitor initial implementation actions and to obtain feedback.

     Data Gathering

     As part of the data gathering effort, four parallel sessions will be guided by managers with the assistance of outside resources to review product sales statistics, product financial performance, market analysis and existing organization structure. Periodic sessions will be held to consolidate and review these findings.

     Strategic Planning

     Strategic planning will begin immediately following data gathering. Initial planning sessions will establish overall Company direction and approach to be used by each of the four business units. Subsequently, parallel sessions will be held by each unit to map out its particular product, organization, sales strategies and financial and other objectives. This process will take place over six weeks. Additionally, the international strategy and administrative processes will be developed during this time period.

     Special sessions will be conducted to both sustain ongoing sales activities and to concentrate on the realignment of the selling process to one of specialization by unit. During this time the structure and operating rules for the account executive program will be determined with involvement by sales management.

     Organization

     Ranger believes a critical element of the development of the organization is the selection of the leadership of the business units. As early in the process as is practical and possible top management for each business unit will be identified and the CEOs will begin directing the strategic planning efforts.

     Plan Launch/Initial Implementation

     During the last week of the initial 100-day period, focus will be given to the activities surrounding the launch of the new organization. Kick off meetings will be organized for each element of the Company including International. These meetings will serve to provide for employee orientation and training, launch the out-reach campaign to the customer base and answer employee questions.




IMPORTANT INFORMATION The Ranger Plan is a comprehensive plan which we believe will realize the full potential of Computer Associates' winning products, people and customers, and achieve substantial new growth and success. No assurance, however, can be given that electing the Ranger nominees will enhance stockholder value. Ranger's nominees, if elected, are committed to acting in the best interest of Computer Associates' stockholders and, subject to their fiduciary duties as directors of Computer Associates, will pursue the proposed plan diligently and promptly. On July 27, 2001, Ranger Governance, Ltd. filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates International, Inc. Ranger's proxy statement was mailed to Computer Associates stockholders on July 30, 2001. Ranger urges stockholders to read its proxy statement because it contains important information. You may obtain a free copy of Ranger's definitive proxy statement, as well as other soliciting materials that have been filed by Ranger, at the Securities and Exchange Commission's website at www.sec.gov. The definitive proxy statement and other documents filed by Ranger may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Ranger's solicitation is available in the definitive proxy statement filed by Ranger. In addition, the Ranger Nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.

                                     # # #

        In connection with the Solicitation, Ranger and its representatives are distributing to certain investors the following documents, each of which has been previously filed with the Commission via the EDGAR system:

Company: STERLING SOFTWARE INC
Form Type: 10-K/A  SEC File #: 001-08465
Description: AMENDMENT NO. 1 TO FORM 10-K
SEC File Date: 1/28/00

Company: STERLING SOFTWARE INC
Form Type: 10-K405/A  SEC File #: 001-08465
Description: FORM 10-K405 AMENDMENT NO. 1
SEC File Date: 1/27/99

Company: STERLING SOFTWARE INC
Form Type: 10-K405  SEC File #: 001-08465
Description: FORM 10-K
SEC File Date: 11/12/99

Company: STERLING SOFTWARE INC
Form Type: 10-K  SEC File #: 001-08465
Description: FORM 10-K FOR THE PERIOD ENDED SEPTEMBER 30, 1998
SEC File Date: 11/19/98

Company: STERLING SOFTWARE INC
Form Type: 10-K  SEC File #: 001-08465
Description: FORM 10-K
SEC File Date: 11/20/97

Company: STERLING SOFTWARE INC
Form Type: 10-K  SEC File #: 001-08465
Description: FORM 10-K
SEC File Date: 11/26/96



                              IMPORTANT INFORMATION

         On July 27, 2001, Ranger Governance Ltd. filed a definitive proxy statement with the Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates International, Inc. Ranger's proxy statement was mailed to Computer Associates' stockholders on July 30, 2001. Ranger urges stockholders to read its proxy statement because it contains important information. You may obtain a free copy of Ranger's definitive proxy statement, as well as other soliciting materials that have been filed by Ranger, at the Commission's website at www.sec.gov. The definitive proxy statement and other documents filed by Ranger may also be obtained for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-634-4458 or at www.rangergov.com.

         Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the Ranger's solicitation is available in the definitive proxy statement filed by Ranger. In addition, the Ranger Nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.